Exhibit 99.1

Contact:

For American Surgical Holdings, Inc.

Polaris Group

Marshall Webb

(713) 779-9800

American Surgical Holdings, Inc. Completes Merger with AH Holdings Inc.

Houston, TX. – March 23, 2011 – American Surgical Holdings, Inc. (“American Surgical” or the “Company”) (OTCBB:ASRG—News) announced today the completion of its previously announced merger with AH Holdings, Inc., an affiliate of Great Point Partners I, LP. At a special meeting held on February 23, 2011, the stockholders of American Surgical voted to approve the Agreement and Plan of Merger that the Company entered into on December 20, 2010. Under the terms of the merger agreement, American Surgical stockholders are entitled to receive $2.89 in cash for each share of American Surgical common stock held. This amount represents the previously announced $2.87 per share price and an additional $0.02 per share for adjustments related to the cashless exercise of warrants and aggregate proceeds of options and warrants outstanding immediately prior to the consummation of the merger pursuant to the Agreement and Plan of Merger. Additionally, pursuant to the Agreement and Plan of Merger, the stockholders will receive (a) additional merger consideration at closing of $0.02 per share and (b) an ownership interest in CMC Associates, LLC, a subsidiary of the Company that will be the beneficial owner of certain pending litigation and litigation rights. Effective as of the closing of the market today, American Surgical common stock will cease to be traded on the OTCBB.

Stockholders of American Surgical who possess stock certificates will receive instructions by mail from Corporate Stock Transfer, the paying agent, concerning how and where to forward their certificates for payment of the merger consideration. For shares held in “street name” by a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to affect the surrender of your “street name” shares in exchange for the merger consideration. Questions about the deposit of merger proceeds should be directed to the appropriate broker, bank or other nominee.

Polaris Group served as the financial advisor to the Board of Directors of American Surgical. Broad and Cassel acted as legal counsel to the American Surgical Board of Directors and Thompson & Knight served as legal counsel to the Special Committee of the American Surgical Board of Directors. McDermott Will & Emery LLP served as legal counsel to GPP.

About the Company

American Surgical provides professional surgical assistant services to patients, surgeons and healthcare institutions, through its wholly owned subsidiaries. American Surgical markets its services to hospitals, surgeons and healthcare institutions. American Surgical provides service in Houston, San Antonio and Corpus Christi, Texas; Lawton, Oklahoma; Suffolk, Virginia; Memphis, Tennessee and Augusta, Georgia. For more information, please visit http://www.asainc.us.

About Great Point Partners I, LP

Great Point Partners (www.gppfunds.com) is a Greenwich-based health care focused investment firm that specializes in completing recapitalization transactions with middle-market companies and entrepreneurs.